EXHIBIT 99.1

FOR IMMEDIATE RELEASE: October 10, 2023

Orion S.A. Renews Its Revolving Credit Facility

HOUSTON - Orion S.A. (NYSE: OEC), a specialty chemical company, today announced that it has renewed its senior secured revolving credit facility, which was intentionally reduced from EUR 350 million to EUR 300 million, as a result of the company’s stronger cash flow. The credit facility has a five-year term and was oversubscribed by 20 percent, showing the confidence the market has for Orion’s prospects.

“We are excited that our revolving credit facility has been renewed at this point in time, as it provides flexibility for us to cover working capital needs, if needed. Our goal is to continue to reduce our total net debt and improve our net debt to EBITDA ratio. We have made substantial progress on both of these metrics over the past year,” said Jeff Glajch, Orion’s chief financial officer.

The company completed the renewal at relatively similar terms as its previous revolving facility and added a new feature that includes the linkage of revolving facility funding costs to two sustainability goals. They include continuous greenhouse gas intensity reduction and improvement of its annual EcoVadis ESG rating. Under these terms, the interest rate could be reduced by five basis points – or by 0.05 percent - if the company achieves both of its targets.

About Orion S.A.

Orion S.A. (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability, and add UV protection. Orion has innovation centers on three continents and 15 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit orioncarbons.com.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including regarding the planned payment of an interim dividend. Forward-looking statements are statements of future expectations that are based on current expectations and assumptions and involve known and unknown risks and uncertainties, including risks related to our planned payment of the interim dividend and the other risks and uncertainties listed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, each of which could cause actual results, performance, or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time, and it is not possible to predict all risk factors and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or other information, other than as required by applicable law.

Contacts:

Wendy Wilson

Orion S.A.

Head of Investor Relations

wendy.wilson@orioncarbons.com

+1 281-974-0155

William Foreman

Orion S.A.

Director of Corporate Communications and Government Affairs

william.foreman@orioncarbons.com

Direct: +1 832-445-3305

Mobile: +1 281-889-7833

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